Exhibit 10.7

AMENDMENT TO THE

ZENAS BIOPHARMA, INC. 2020 EQUITY INCENTIVE PLAN

This AMENDMENT (the “Amendment”), which amends the Zenas Biopharma, Inc. 2020 Equity Incentive Plan (the “Plan”), was approved by the board of directors (the “Board”) of Zenas BioPharma, Inc., a Delaware corporation (the “Company”) on October 26, 2023. Unless otherwise defined herein, any capitalized term that is used and not defined in this Amendment shall have the same meaning ascribed to such term in the Plan.

WHEREAS, Section 9 of the Plan provides that, subject to certain restrictions, the Board, as the Administrator, may amend the Plan at any time; and

WHEREAS, the Board has approved this Amendment to the Plan to increase by 1,450,000 the number of Shares that may be issued in satisfaction of Awards under the Plan and to increase by the same amount the maximum number of Shares that may be delivered in satisfaction of ISOs under the Plan.

NOW, THEREFORE, effective as of October 26, 2023, the first two sentences of Section 4(a) of the Plan is hereby deleted and replaced by the following:

Subject to adjustment as provided in Section 7(b) below, the number of Shares that may be issued in satisfaction of Awards under the Plan is 22,232,224 Shares (the “Share Pool”). Up to 22,232,224 of the Shares from the Share Pool may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be granted under the Plan.

Except as otherwise provided above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Amendment as set forth below.

ZENAS BIOPHARMA, INC.

By:	/s/ Joseph Farmer
Name: Joseph Farmer
Title: President and Chief Operating Officer
Date: December 4, 2023